Exhibit (b)

BY-LAWS

OF

MADARA AI & FRONTIER TECHNOLOGIES FUND

ARTICLE I

INTRODUCTION

Section 1. Agreement and Declaration of Trust.

These By-Laws (the “By-Laws”) are subject to the Agreement and Declaration of Trust, as in effect from time to time (the “Declaration of Trust”), of Madara AI & Frontier Technologies Fund, a Delaware statutory trust (the “Trust”). In the event of any inconsistency between these By-Laws and the Declaration of Trust, the Declaration of Trust shall control.

Section 2. Definitions.

Capitalized terms used and not defined herein have the meanings given them in the Declaration of Trust.

ARTICLE II

OFFICES

Section 1. Principal Office.

The principal executive office of the Trust shall be at such location as the Trustees may from time to time designate, within or outside the State of Delaware.

Section 2. Delaware Office.

The Trustees shall maintain a registered office and registered agent in the State of Delaware, as set forth in the Certificate of Trust, and may designate a successor registered agent from time to time by appropriate filing.

Section 3. Other Offices.

The Trustees may establish branch or subordinate offices at any place or places within or outside the State of Delaware.

ARTICLE III

MEETINGS OF SHAREHOLDERS

Section 1. Place of Meetings.

Meetings of Shareholders shall be held at any place designated by the Trustees, which may include a meeting held solely by means of remote communication to the extent permitted by applicable law.

Section 2. Advance Notice of Shareholder Nominations and Other Shareholder Business.

(a) Annual Meetings.

(1) Nominations of individuals for election to the Board of Trustees, and the proposal of other business to be considered by the Shareholders, may be made at an annual meeting of Shareholders only (A) pursuant to the Trust’s notice of meeting, (B) by or at the direction of the Board of Trustees or any committee thereof, or (C) by a Shareholder of the Trust who was a Shareholder of record both at the time of giving notice under this Section 2 and at the time of the annual meeting, who is entitled to vote on the matter, and who has complied with this Section 2.

(2) For a nomination or other business to be properly brought before an annual meeting by a Shareholder under clause (C) of paragraph (1), the Shareholder must give timely written notice to the Secretary, setting forth all information required under paragraph (b) below, delivered to the Secretary at the Trust’s principal executive office not earlier than the 150th day, and not later than 5:00 p.m., Eastern time, on the 120th day, prior to the first anniversary of the date of the preceding year’s annual meeting; provided, that in the case of the Trust’s first annual meeting, or if the date of the annual meeting is advanced or delayed by more than 30 days from that anniversary, notice must be delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such meeting or the tenth day following the day on which public announcement of the date of the meeting is first made.

(b) Content of Notice.

A Shareholder’s notice under this Section 2 shall set forth:

(1) as to each individual whom the Shareholder proposes to nominate for election or reelection as a Trustee (each, a “Proposed Nominee”): the name, age, business address, and residence address of the Proposed Nominee; whether the Shareholder believes the Proposed Nominee is, or is not, an Interested Person, and information sufficient to enable the Board or a committee thereof to make that determination; information sufficient to enable the Board or a committee thereof to assess the Proposed Nominee’s qualifications; the Proposed Nominee’s written, signed, and notarized statement confirming consent to being named in the proxy statement and intention to serve as a Trustee if elected; and a representation that the Proposed Nominee is eligible to serve in the trusteeship for which the nomination is made, including as an Independent Trustee where that trusteeship is so designated;

(2) as to any business other than a Trustee nomination that the Shareholder proposes to bring before the meeting, a description of the business stated with reasonable particularity, including the exact text of any resolution to be proposed, the reasons for conducting such business, and any material interest of the Shareholder or any beneficial owner on whose behalf the proposal is made;

(3) as to the Shareholder giving notice, any Proposed Nominee, and any Shareholder Associated Person (as defined in paragraph (d)(3) below): the class, series, and number of Shares owned of record or beneficially, the date such Shares were acquired, and an explicit description of each Derivative Instrument (as defined in paragraph (d)(4) below) that such Person has entered into or is a party to or beneficiary of, and the number, class, and series of Shares to which such Derivative Instrument relates;

(4) whether and to what extent such Shareholder, Proposed Nominee, or Shareholder Associated Person, directly or indirectly, is subject to or has, within the preceding six months, engaged in any hedging, derivative, or other transaction, or entered into any agreement, arrangement, or understanding (including any short interest, any borrowing or lending of securities, or any proxy or voting agreement), the effect or intent of which is to manage risk or benefit from changes in the price of the Shares, or to increase or decrease such Person’s voting power in the Trust disproportionately to that Person’s economic interest in the Shares;

(5) a description of any agreement, arrangement, or understanding with respect to the nomination or proposal between or among the Shareholder, any Shareholder Associated Person, and any Proposed Nominee; and

(6) a representation that the Shareholder is a holder of record of Shares entitled to vote at the meeting on the matter for which notice is given, will remain such a Shareholder through the meeting, and intends to appear in person or by proxy to present the nomination or business.

Upon written request of the Secretary or the Board, a Shareholder giving notice under this Section 2 shall provide, within five business days, written verification and updates of the information required above; if not so provided, the notice may be deemed not to have been given in accordance with this Section 2.

(c) Special Meetings.

Only such business as shall have been brought before a special meeting of Shareholders pursuant to the Trust’s notice of meeting shall be conducted at that meeting. Nominations of individuals for election to the Board at a special meeting at which Trustees are to be elected may be made only (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board or any committee thereof, or (iii) provided the special meeting has been called for the purpose of electing Trustees, by a Shareholder of record who is entitled to vote at the meeting and who has complied with the notice procedures of this Section 2, which notice shall be delivered not earlier than the 150th day prior to the special meeting and not later than the close of business on the later of the 120th day prior to the special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of the Board’s nominees is first made, but in no event later than the close of business on the tenth day before the special meeting.

(d) General.

(1) Only individuals nominated in accordance with this Section 2 shall be eligible for election as Trustees, and only business brought before a meeting in accordance with this Section 2 shall be conducted at that meeting. A proposal to remove a Trustee is not business that may be brought before a meeting by a Shareholder under this Section 2. The chair of the meeting shall have the power to determine whether a nomination or other business was proposed in accordance with this Section 2 and, if not, to declare that such nomination or business be disregarded.

(2) “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Trust with the Commission.

(3) “Shareholder Associated Person” of a Shareholder means any Person acting in concert with the Shareholder, any beneficial owner of Shares owned of record or beneficially by the Shareholder, and any Person that, directly or indirectly, controls, is controlled by, or is under common control with the Shareholder.

(4) “Derivative Instrument” means any swap, short interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise, conversion, or settlement price related to, or with a value derived in whole or in part from, the value of Shares.

(5) Nothing in this Section 2 affects any right of a Shareholder to request inclusion of a proposal in, or the right of the Trust to omit a proposal from, the Trust’s proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, which shall govern exclusively the Trust’s obligation in that respect.

Section 3. Notice of Meetings of Shareholders.

Notice of each meeting of Shareholders, stating the place, date, and hour of the meeting and the general nature of the business to be transacted, shall be given to each Shareholder of record entitled to vote thereat not less than twenty (20) nor more than ninety (90) calendar days before the meeting, in the manner set forth in Section 4 of this Article III or as otherwise required by applicable law. Only business stated in the notice shall be considered at the meeting. In the absence of fraud, irregularities in the notice, or non-receipt of notice by a Shareholder, shall not invalidate action otherwise properly taken at the meeting.

Section 4. Manner of Giving Notice; Affidavit of Notice.

Notice shall be given by hand delivery, first-class mail, or electronic or other written communication, addressed to the Shareholder at the address appearing on the books of the Trust or its transfer agent. An affidavit of the giving of notice shall be filed and maintained in the minute book of the Trust.

Section 5. Conduct of Meetings of Shareholders.

Meetings of Shareholders shall be presided over by the President, or, if the President is not present, by the Chair of the Board, or, if neither is present, by such other officer as the Board may designate. The Secretary, or, in the Secretary’s absence, an Assistant Secretary or other Person designated by the chair of the meeting, shall act as secretary of the meeting.

Section 6. Adjourned Meeting; Notice.

Any meeting of Shareholders, whether or not a quorum is present, may be adjourned by the chair of the meeting or by the vote of a majority of the Shares represented at the meeting. Notice of an adjourned meeting need not be given if the time and place are announced at the meeting at which the adjournment is taken and the meeting is held within a reasonable time thereafter, except that if the adjournment is for more than sixty (60) calendar days, or if a new record date is fixed, notice shall be given as provided in Section 4 of this Article III.

Section 7. Inspectors of Election.

The Trustees may, in advance of any meeting of Shareholders, appoint one or more inspectors to act at the meeting. Inspectors need not be Shareholders.

Section 8. Record Date for Shareholder Notice and Voting.

(a) For purposes of determining the Shareholders entitled to notice of or to vote or act at any meeting of Shareholders or any adjournment or postponement thereof, the Trustees may fix in advance a record date, which shall not be more than ninety (90) calendar days nor less than ten (10) calendar days before the date on which the meeting was originally scheduled to occur. Unless otherwise required by law, the Trustees are not required to fix a new record date for an adjourned meeting. Without fixing a record date for a meeting, the Trustees may, for voting and notice purposes, close the register or transfer books for one or more Classes for all or any part of the period between the earliest date on which a record date for the meeting could be set in accordance herewith and the date of the meeting. If the Trustees do not fix a record date or close the register or transfer books, the record date for determining Shareholders entitled to notice of or to vote at a meeting shall be the close of business on the business day next preceding the day on which notice is given or, if notice is waived, the close of business on the business day next preceding the day on which the meeting is held.

(b) Nothing in this Section 8 precludes the Trustees from setting different record dates for different Classes. Only Shareholders of record on the record date as so determined shall have any right to vote or to act at any meeting relating to that record date, notwithstanding any transfer of Shares on the books of the Trust after that record date.

Section 9. Proxies.

Subject to the provisions of the Declaration of Trust, Shareholders entitled to vote for Trustees or on any other matter shall have the right to do so either in person or by proxy, provided that either (i) a written instrument authorizing the proxy to act is executed by the Shareholder or the Shareholder’s duly authorized attorney-in-fact and dated not more than eleven (11) months before the meeting, unless the instrument specifically provides for a longer period, or (ii) the Trustees adopt an electronic, telephonic, computerized, or other alternative to the execution of a written instrument authorizing the proxy to act, and the authorization is received not more than eleven (11) months before the meeting. A proxy shall be deemed executed by a Shareholder if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, electronic transmission, or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A valid proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the Person executing it before the vote pursuant to that proxy is taken, by a writing delivered to the Trust stating that the proxy is revoked, by a subsequent proxy executed by that Person, by attendance at the meeting and voting in person by that Person, or by revocation using any electronic, telephonic, computerized, or other alternative means authorized by the Trustees for authorizing the proxy to act; or (ii) written notice of the death or incapacity of the maker of the proxy is received by the Trust before the vote pursuant to that proxy is counted. A proxy with respect to Shares held in the name of two or more Persons shall be valid if executed by any one of them unless, at or prior to exercise of the proxy, the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. Unless otherwise specifically limited by their terms, proxies shall entitle the Shareholder to vote at any adjournment or postponement of the meeting. At every meeting of Shareholders, unless the voting is conducted by inspectors, all questions concerning the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the chair of the meeting. Subject to the Declaration of Trust and these By-Laws, all matters concerning the giving, voting, or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were stockholders of a Delaware corporation.

Section 10. Voting.

The Shareholders entitled to vote at any meeting of Shareholders shall be determined in accordance with the Declaration of Trust as in effect at that time. The Shareholders’ vote may be by voice vote or by ballot, provided that any election of Trustees must be by ballot if demanded by any Shareholder before the voting has begun. On any matter other than the election of Trustees, a Shareholder may vote part of the Shares in favor of the proposal and refrain from voting the remaining Shares or vote them against the proposal, but if the Shareholder fails to specify the number of Shares being voted affirmatively, it will be conclusively presumed that the Shareholder’s approving vote is with respect to all of the Shares that Shareholder is entitled to vote on the proposal.

Section 11. Records at Shareholder Meetings.

At each meeting of Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the previous annual or special meeting of Shareholders and a list of the Shareholders of the Trust as of the record date of the meeting or the date of closing of the transfer books, as the case may be. The list of Shareholders shall contain the name and address of each Shareholder in alphabetical order and the number of Shares owned by that Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to stockholders of a private corporation for profit incorporated in the State of Delaware.

ARTICLE IV

TRUSTEES

Section 1. Regular Meetings.

Regular meetings of the Trustees may be held at such places and times as the Trustees may from time to time determine, without call or notice.

Section 2. Special Meetings.

Special meetings of the Trustees may be called by the Chair of the Board, the President, or by written request of two (2) or more Trustees. Notice of the time and place of a special meeting shall be given to each Trustee not less than twenty-four (24) hours before the meeting, by telephone, electronic transmission, or otherwise.

Section 3. Quorum.

One-third, but not fewer than two, of the Trustees then in office (or, if fewer than two Trustees are then in office, all of the Trustees then in office) shall constitute a quorum for the transaction of business at any meeting of the Trustees, except as otherwise required by the Declaration of Trust, these By-Laws, or applicable law.

Section 4. Action Without a Meeting.

Any action required or permitted to be taken by the Trustees may be taken without a meeting by written consent of a majority of the Trustees then in office, as provided in Article IV, Section 5 of the Declaration of Trust, except as otherwise required by the 1940 Act.

Section 5. Participation by Remote Means.

Trustees may participate in a meeting by conference telephone or other communications equipment by which all participants can hear each other, and such participation constitutes presence in person at the meeting.

Section 6. Notice of Adjournment.

Notice of an adjourned meeting of the Trustees need not be given unless the meeting is adjourned for more than forty-eight (48) hours, in which case notice of the adjourned meeting shall be given as for an original meeting.

ARTICLE V

COMMITTEES

Section 1. Establishment.

The Trustees may, by resolution, establish one or more committees, each consisting of one or more Trustees, and may delegate to such committees such powers and authority of the Board as the Trustees determine, to the extent consistent with the 1940 Act and other applicable law.

Section 2. Proceedings and Quorum.

Each committee may fix its own rules of procedure, provided that such rules are consistent with this Article V and applicable law. A majority of the members of a committee shall constitute a quorum for the transaction of business, unless the committee’s charter or the Board specifies otherwise.

ARTICLE VI

OFFICERS

Section 1. Election and Qualification.

The Trustees shall elect a President and a Secretary, and may elect a Chair of the Board, one or more Vice Presidents, a Treasurer, and such other officers as the Trustees deem necessary. Officers need not be Trustees or Shareholders. Any two or more offices may be held by the same individual. The President shall be the chief executive officer of the Trust.

Section 2. Term of Office; Removal.

Each officer shall hold office until a successor is elected and qualifies, or until the officer’s earlier death, resignation, or removal. Any officer may be removed, with or without cause, by the Trustees at any time.

Section 3. Powers and Duties.

The officers shall have such powers and duties as generally pertain to their respective offices, subject to the control of the Trustees, and such further powers and duties as the Trustees may from time to time prescribe.

ARTICLE VII

INSPECTION OF RECORDS AND REPORTS

Section 1. Inspection by Trustees.

Each Trustee shall have the right, at any reasonable time, to inspect the books, records, and documents of the Trust, in person or by an authorized agent or attorney.

Section 2. Access by Shareholders.

Consistent with Section 3819 of the Delaware Act, Shareholders shall have the rights of inspection of the books, records, documents, and accounts of the Trust that are granted to stockholders of a private corporation for profit incorporated in the State of Delaware, exercisable at such times and places and subject to such reasonable conditions as the Trustees may from time to time determine, and such further rights as the 1940 Act requires.

Section 3. Reports.

The Trust shall furnish to Shareholders such annual and periodic reports as required by the 1940 Act and other applicable law, and shall make available to Shareholders such minutes of meetings as may be required to be made available under applicable law.

ARTICLE VIII

GENERAL MATTERS

Section 1. Fiscal Year.

The fiscal year of the Trust shall end on such date as the Trustees may from time to time determine.

Section 2. Seal.

The Trust may adopt a seal, but the absence of a seal shall not affect the validity of any instrument executed on behalf of the Trust.

Section 3. Execution of Instruments.

All contracts and other instruments may be executed on behalf of the Trust by any officer, or by such other Person as the Trustees may authorize; provided, that an individual who holds more than one office in the Trust may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law or by these By-Laws to be executed, acknowledged, or verified by more than one officer. Nothing in this Section 3 limits the authority of the Trustees, including a sole Trustee serving prior to the appointment of additional Trustees, to execute instruments on behalf of the Trust.

Section 4. Waiver of Notice.

Whenever notice is required to be given under these By-Laws or the Declaration of Trust, a written waiver signed by the Person entitled to notice, whether given before or after the time stated therein, shall be equivalent to notice.

Section 5. Severability.

The provisions of these By-Laws are severable. If the Trustees determine, with the advice of counsel, that any provision hereof conflicts with the 1940 Act, the regulated investment company or other provisions of the Code, or other applicable law, the conflicting provision shall be deemed never to have constituted a part of these By-Laws; provided, that such determination shall not affect any of the remaining provisions of these By-Laws or render invalid or improper any action taken or omitted prior to such determination. If any provision hereof is held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to that provision in that jurisdiction and shall not affect any other provision of these By-Laws.

Section 6. Headings.

Headings are placed in these By-Laws for convenience of reference only, and in case of any conflict the text of these By-Laws rather than the headings shall control.

ARTICLE IX

AMENDMENTS

Subject to Article IV, Section 5 of the Declaration of Trust, the Trustees may amend or repeal these By-Laws, in whole or in part, by the affirmative vote of a majority of the Trustees then in office, at any meeting of the Trustees, or by written consent, without the vote or consent of Shareholders, except to the extent this Article IX or the Declaration of Trust reserves that right to the Shareholders. No amendment to these By-Laws shall be effective to the extent it is inconsistent with the Declaration of Trust.